UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2009 (February 26, 2009)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-32739 (Commission File Number)	20-1821898 (IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On February 26, 2009, several subsidiaries of the Registrant, namely HealthSpring of Tennessee, Inc., Texas HealthSpring, LLC, HealthSpring Life & Health Insurance Company, HealthSpring of Florida, Inc., and HealthSpring of Alabama, Inc. (collectively, “HealthSpring”), and Argus Health Systems, Inc. (“Argus”) entered into an Amended and Restated Management Services Agreement (the “Agreement”). Pursuant to the Agreement, Argus disburses amounts payable for members in HealthSpring’s Medicare plans with prescription drug coverage. Under the Agreement, Argus will also provide certain other administrative services to HealthSpring primarily with respect to its Medicare Part D prescription drug benefit plans, including claims processing, reporting, rebate administration, access to pharmacy networks, and provider and member (including call center) support. With the exception of HealthSpring of Florida, Inc., Argus will be the exclusive provider to HealthSpring for the services set forth in the Agreement. HealthSpring will pay Argus for its services in accordance with a schedule of fees including an amount per paid claim that is tiered based on volume (subject to a monthly minimum) and other monthly or per encounter fixed fees for other services. The Agreement is for an initial term of three years with a retroactive effective date of January 1, 2009 and is otherwise subject to normal and customary terms and conditions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: March 3, 2009

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